                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                              (AMENDMENT NO. __)(1)

                                  CORTECH, INC.
                                 ---------------
                                (Name of Issuer)

                                  COMMON STOCK
                                 --------------
                         (Title of Class of Securities)

                                   22051J 10 0
                                   -----------
                                 (CUSIP Number)

                                FEBRUARY 10, 2000
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  / /      Rule 13d-1(b)
                  /X/      Rule 13d-1(c)
                  / /      Rule 13d-1(d)

------------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

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CUSIP NO.   22051J 10 0                     13G              PAGE 2 OF 9 PAGES
-------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON:
               BIOTECHNOLOGY VALUE FUND, L.P.
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) /X/  (b) / /
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

                   DELAWARE
--------------------------------------------------------------------------------
         NUMBER             5    SOLE VOTING POWER
           OF                         0
         SHARES            -----------------------------------------------------
      BENEFICIALLY          6    SHARED VOTING POWER
      OWNED BY EACH                   74,276
        REPORTING          -----------------------------------------------------
         PERSON             7    SOLE DISPOSITIVE POWER
          WITH                        0
                           -----------------------------------------------------
                            8    SHARED DISPOSITIVE POWER
                                      74,276
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
          PERSON
               74,276
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                                    / /
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                   4.0%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
                   PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                        2
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CUSIP NO.   22051J 10 0                     13G             PAGE 3 OF 9 PAGES

-----------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON:
                   BIOTECHNOLOGY VALUE FUND II, L.P.
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

-----------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) /X/  (b) / /
-----------------------------------------------------------------------------
   3      SEC USE ONLY

-----------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

                   DELAWARE
-----------------------------------------------------------------------------
         NUMBER             5    SOLE VOTING POWER
           OF                         0
         SHARES            --------------------------------------------------
      BENEFICIALLY          6    SHARED VOTING POWER
      OWNED BY EACH                   121,577
        REPORTING          --------------------------------------------------
         PERSON             7    SOLE DISPOSITIVE POWER
          WITH                        0
                           --------------------------------------------------
                            8    SHARED DISPOSITIVE POWER
                                      121,577
-----------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
          PERSON
               121,577
-----------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                                 / /
-----------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
               6.6%
-----------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
               PN
-----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                        3
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CUSIP NO.   22051J 10 0                     13G           PAGE 4 OF 9 PAGES

---------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON:
               BVF PARTNERS L.P.
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

----------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) /X/  (b) / /
----------------------------------------------------------------------------
   3      SEC USE ONLY

----------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

                DELAWARE
----------------------------------------------------------------------------
         NUMBER             5    SOLE VOTING POWER
           OF                         0
         SHARES            -------------------------------------------------
      BENEFICIALLY          6    SHARED VOTING POWER
      OWNED BY EACH                   198,983
        REPORTING          -------------------------------------------------
         PERSON             7    SOLE DISPOSITIVE POWER
          WITH                        0
                           -------------------------------------------------
                            8    SHARED DISPOSITIVE POWER
                                      198,983
----------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
          PERSON
               198,983
----------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                                / /
----------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
               10.7%
----------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
               PN
----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.   22051J 10 0                     13G              PAGE 5 OF 9 PAGES
------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON:
               BVF INC.
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) /X/  (b) / /
------------------------------------------------------------------------------
   3      SEC USE ONLY

------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
                DELAWARE
------------------------------------------------------------------------------
         NUMBER             5    SOLE VOTING POWER
           OF                         0
         SHARES            ---------------------------------------------------
      BENEFICIALLY          6    SHARED VOTING POWER
      OWNED BY EACH                   198,983
        REPORTING          ---------------------------------------------------
         PERSON             7    SOLE DISPOSITIVE POWER
          WITH                        0
                           ---------------------------------------------------
                            8    SHARED DISPOSITIVE POWER
                                      198,983
------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
          PERSON
               198,983
------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                                  / /
------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
               10.7%
------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
               IA, CO
------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                        5
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CUSIP NO.   22051J 10 0                 13G                PAGE 6 OF 9 PAGES

ITEM 1(a).  NAME OF ISSUER:
            Cortech Inc. ("Cortech")

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            6850 North Broadway, Suite G
            Denver, CO  80221

ITEM 2(a).  NAME OF PERSON FILING:

            This Schedule 13G is being filed on behalf of the following persons*:

            (i)      Biotechnology Value Fund, L.P. ("BVF")
            (ii)     Biotechnology Value Fund II, L.P. ("BVF2")
            (iii)    BVF Partners L.P.  ("Partners")
            (iv)     BVF Inc. ("BVF Inc.")

            * Attached as Exhibit A is a copy of an agreement among the persons filing (as specified hereinabove) that this Schedule 13G is being filed on behalf of each of them.

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                      The principal business office of the persons comprising the group filing this Schedule 13G is located at 227 West Monroe Street, Suite 4800, Chicago, Illinois, 60606.

ITEM 2(c).  CITIZENSHIP:

            BVF:                    a Delaware limited partnership
            BVF2:                   a Delaware limited partnership
            Partners:               a Delaware limited partnership
            BVF Inc.:               a Delaware corporation

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

            Common Stock, par value $0.002.

ITEM 2(e).  CUSIP NUMBER:

            22051J 10 0

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13dD-2(b) OR (c) CHECK WHETHER THE PERSON FILING IS: ONE OF THE FOLLOWING

            Not applicable as this Schedule 13G is filed pursuant to Rule 13d 1(c).

                                        6
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CUSIP NO.   22051J 10 0                     13G              PAGE 7 OF 9 PAGES


ITEM 4.     OWNERSHIP:

            The information in items 1 and 5 through 11 on the cover pages (pp. 2 - 5) on this Schedule 13G is hereby incorporated by reference.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following. / /

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
            PERSON:

            BVF shares voting and dispositive power over the shares of the common stock it beneficially owns with Partners. BVF2 also shares voting and dispositive power over the shares of the common stock it beneficially owns with Partners. Partners and BVF Inc. share voting and dispositive power over the shares of the common stock they beneficially own with, in addition to BVF and BVF2, certain managed accounts on whose behalf Partners, as investment manager, purchased such shares. None of the managed accounts individually owns more than 5% of the common stock of Cortech.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP:

            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP:

            Not applicable.


                                        7
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CUSIP NO.   22051J 10 0                  13G               PAGE 8 OF 9 PAGES

ITEM 10.    CERTIFICATION

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:   February 11, 2000

                  BIOTECHNOLOGY VALUE FUND, L.P.

                  By:  BVF Partners L.P., its general partner

                       By:      BVF Inc., its general partner

                                By:   /s/ Mark N. Lampert
                                      ---------------------------
                                      Mark N. Lampert
                                      President

                  BIOTECHNOLOGY VALUE FUND II, L.P.

                  By:  BVF Partners L.P., its general partner

                       By:      BVF Inc., its general partner

                                By:   /s/ Mark N. Lampert
                                      -----------------------
                                      Mark N. Lampert
                                      President

                  BVF PARTNERS L.P.

                  By:  BVF Inc., its general partner

                       By:   /s/ Mark N. Lampert
                             -----------------------------
                             Mark N. Lampert
                             President

                  BVF INC.

                  By:   /s/ Mark N. Lampert
                        -----------------------------
                        Mark N. Lampert
                        President


                                        8
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                                                                       EXHIBIT A

                        AGREEMENT REGARDING JOINT FILING

         The undersigned, Biotechnology Value Fund, L.P., a Delaware limited partnership, Biotechnology Value Fund II, L.P., a Delaware limited partnership, BVF Partners L.P., a Delaware limited partnership, and BVF Inc., a Delaware corporation, hereby agree and acknowledge that the information required by
Schedule 13G, to which this Agreement is attached as an exhibit, is filed on behalf of each of them. The undersigned further agree that any amendments or supplements thereto shall also be filed on behalf of each of them.

Dated: February 11, 2000

              BIOTECHNOLOGY VALUE FUND, L.P.

               By: BVF Partners L.P., its general partner

                   By:    BVF Inc., its general partner

                          By:   /s/ Mark N. Lampert
                                -------------------------------
                                Mark N. Lampert
                                President

               BIOTECHNOLOGY VALUE FUND II, L.P.

               By:  BVF Partners L.P., its general partner

                    By:      BVF Inc., its general partner

                             By:   /s/ Mark N. Lampert
                                   ------------------------------
                                   Mark N. Lampert
                                   President

               BVF PARTNERS L.P.

               By:   BVF Inc., its general partner

                     By:   /s/ Mark N. Lampert
                           -----------------------------
                           Mark N. Lampert
                           President

               BVF INC.

               By:   /s/ Mark N. Lampert
                     -------------------------
                     Mark N. Lampert
                     President